UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2010
Commission File Number: 0-07914
(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

633 17th Street, Suite 1645 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 296-3076
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 – Amendments to Articles of Incorporation.

On December 14, 2010, the Board of Directors of Earthstone Energy, Inc. (the “Company”), formerly Basic Earth Science Systems, Inc., approved and authorized the following actions to be taken:

•	A 1-for-10 reverse stock split which will convert 10 shares of the Company’s common stock into one (1) share of common stock.
•	A reduction of the number of shares of authorized shares of common stock from the currently authorized 32,000,000 shares down to 6,400,000 shares.
•	A reduction of the number of shares of authorized shares of preferred stock from the currently authorized 3,000,000 shares down to 600,000 shares.

The effectiveness of the foregoing reverse stock split and reduction of the number of authorized shares of common stock and preferred stock will occur upon the filing of the Company’s Certificate of Amendment to its Certificate of Incorporation which it is anticipated will become effective on or about December 31, 2010.

Due to administrative costs and burdens arising if it were to make payments for fractional shares, the Board  determined that any fraction of a share of common stock that would otherwise have resulted from the reverse split will be rounded up to one share.

The actions undertaken in deciding upon a reverse stock split and reduction in number of authorized shares of common stock and preferred stock continues to be part of the Company’s objective for its common stock to trade at a high enough share price for the Company to obtain listing on a national securities exchange.

As previously disclosed on the Form 10-Q for the period ending December 31, 2009 filed with the SEC on February 12, 2010, at the Annual Meeting of Shareholders held on December 15, 2009, the Company received stockholder approval for the proposal authorizing the Board of Directors to effect a reverse stock split within a defined range of ratios and to reduce the number of authorized shares of common stock and preferred stock. For further information about the Board’s ability to effect a reverse stock split and reduce the number of authorized shares of its common stock and preferred stock, see the Company’s definitive proxy statement as filed with the SEC on November 5, 2009.

A copy of the press release announcing the Board’s action in approving and authorizing the reverse stock split and reduction in number of authorized shares is attached hereto as Exhibit 99.1

 Item 9.01 – Exhibits

              (d)  Exhibits

Exhibit No.	Description
99.1	Press Release dated December 15, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EARTHSTONE ENERGY, INC.

DateDecember 16, 2010	By: /s/ Ray Singleton
Ray Singleton, President